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EXHIBIT 99(b)


                               HECHINGER COMPANY
                          CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)


                                                    (unaudited)
                                                   AUG. 3, 1996     FEB. 3, 1996
                                                  --------------   --------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                            $   89,808      $   35,785
Merchandise inventories                                 460,910         414,974
Other current assets                                     79,929          79,533

                                                  --------------   --------------

Total Current Assets                                    630,647         530,292





PROPERTY, FURNITURE AND EQUIPMENT, NET                  472,639         497,577



COST IN EXCESS OF NET ASSETS ACQUIRED, NET               52,905          53,743









LEASEHOLD ACQUISITION COSTS, NET                         48,057          49,128




OTHER ASSETS                                             30,915          19,681
                                                  --------------   --------------


TOTAL ASSETS                                         $1,235,163      $1,150,421
                                                  ==============   ==============

                                                           (unaudited)
                                                          AUG. 3, 1996     FEB. 3, 1996
                                                         -------------    ---------------
LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit facility                                $    66,212        $         -
Accounts payable and accrued expenses                        327,202            313,067
Current portion of long-term debt and capital lease
obligations                                                    4,181              3,806
                                                         -------------    ---------------

Total Current Liabilities                                    397,595            316,873

LONG-TERM DEBT                                               383,106            383,709
CAPITAL LEASE OBLIGATIONS                                     14,716             15,821
DEFERRED RENT                                                 26,143             26,779
OTHER LONG-TERM LIABILITIES                                    8,200              8,200

STOCKHOLDERS' EQUITY

Class A common stock, $.10 par value; authorized
50,000,000 shares; issued 31,323,618 and 30,892,581            3,132              3,089

Class B common stock, $.10 par value, authorized
30,000,000 shares; issued 11,000,892 and 11,431,929            1,100              1,143

Additional paid-in capital                                   238,248            238,248

Retained earnings                                            164,215            157,990

Unearned compensation                                           (506)              (759)

Less treasury stock at cost, 64,797 and 39,325
Class A common shares and 14,497 and 14,497 Class B
common shares                                                   (786)              (672)
                                                         -------------     --------------

TOTAL STOCKHOLDERS' EQUITY                                   405,403            399,039
                                                         -------------     --------------


TOTAL LIABILITIES and STOCKHOLDERS' EQUITY               $ 1,235,163        $ 1,150,421
                                                         =============     ==============


See notes to consolidated financial statements.



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